EXHIBIT 99.1

Pardes Biosciences Reports Second Quarter 2022 Financial Results
and Provides Business Update

CARLSBAD, Calif. August 15, 2022 (GLOBE NEWSWIRE) – Pardes Biosciences, Inc. (NASDAQ: PRDS), a clinical-stage biopharmaceutical company developing PBI-0451 as a potential novel oral antiviral drug candidate for the treatment and prevention of SARS-CoV-2 infections and COVID-19 disease, today reported financial results for the second quarter ended June 30, 2022 and provided a business update.

“The second quarter was highlighted by the completion of several additional components of our full Phase I and non-clinical programs, a Fast Track designation, and collaborative engagement with the FDA around our PBI-0451 clinical development program. As a result of those regulatory interactions, we are pleased to confirm we will be initiating a Phase 2 trial with over 60 sites in the U.S. in the coming weeks,” said Thomas G. Wiggans, Chief Executive Officer and Chair of Pardes Biosciences. “As much as we all want to be done with COVID-19, the coronavirus is clearly not done with us. The need for additional treatment options has become increasingly clear, not only to combat emerging variants of concern worldwide, but to support the millions of patients who are unable or unwilling to take currently authorized therapies, including those at the highest risk for severe outcomes who have limited options. We are excited by the evidence generated to date to support continued development of PBI-0451 as a potential oral antiviral with no clinically significant drug-drug interactions observed to date and a possible class-leading tolerability and safety profile. We look forward to commencing our Phase 2 study and obtaining additional data around the antiviral activity and safety profile of PBI-0451.”

Second Quarter 2022 Financial Results

Pardes reported a net loss of $27.6 million and $49.1 million for the three and six months ended June 30, 2022, respectively, as compared to a net loss of $8.1 million and $12.7 million for the three and six months ended June 30, 2021, respectively. Net loss for the reporting period was driven by an increase in research and development expenses, as well as increased costs related to the infrastructure needed to support Pardes’ growth and transition to operating as a public company.

Research and development expenses were $20.3 million for the quarter ended June 30, 2022, compared to $6.3 million for the quarter ended June 30, 2021, an increase of $14.0 million. Research and development expenses were $33.5 million for the six months ended June 30, 2022, compared to $9.7 million for the six months ended June 30, 2021, an increase of $23.8 million. These increases were primarily driven by increased program costs related to advancing our lead product candidate, PBI-0451, and higher personnel costs, including stock-based compensation, as we have grown our organization.

General and administrative expenses were $7.6 million for the quarter ended June 30, 2022, compared to $1.9 million for the quarter ended June 30, 2021, an increase of $5.7 million. General and administrative expenses were $15.8 million for the six months ended June 30, 2022, compared to $3.0 million for the six months ended June 30, 2021, an increase of $12.8 million. These increases were due to increased personnel costs, including stock-based compensation, costs associated with being a public company, including directors’ and officers’ insurance and compliance fees, and increased professional fees related to legal, pre-commercial planning and consulting services.

Pardes’ cash and cash equivalents as of June 30, 2022, were $228.6 million compared to $247.9 million as of March 31, 2022. The company expects that the cash and cash equivalents it had on hand as of June 30, 2022, will be sufficient to fund operating expenses and capital expenditures into the second half of 2023.

About Pardes Biosciences, Inc.

Pardes Biosciences is a clinical-stage biopharmaceutical company created to help solve pandemic-sized problems, starting with COVID-19. We are dedicated to discovering and developing potent and easy-to-prescribe oral antiviral drug candidates so that patients everywhere can get well sooner. For more information, please visit www.pardesbio.com.

About PBI-0451

PBI-0451 is a novel, direct-acting oral antiviral drug candidate for the treatment and prevention of SARS-CoV-2 infections poised to enter a Phase 2 clinical trial. PBI-0451 was developed to inhibit viral main cysteine protease (Mpro) of all known coronaviruses, including SARS-CoV-2. Inhibiting Mpro prevents the liberation and assembly of the viral replication complex, blocking replication before it begins. The potent antiviral activity observed across SARS-CoV-2 variants in preclinical in vitro studies as well as the favorable safety and tolerability data from our first-in-human Phase 1 clinical trial (Study PBI-0451-0001, NCT 05011812) support continued clinical development of PBI-0451, which we believe has the potential to be a safe, effective and easy-to-prescribe oral antiviral for preventing and treating SARS-CoV-2 infections, including the many patients unable or unwilling to take currently authorized or approved therapies.

About COVID-19

COVID-19 has resulted in an unprecedented and persistent global health emergency. Over two and half years into the pandemic, COVID-19 remains a leading cause of death in the U.S. with nearly 400 deaths per day and worldwide, greater than 6 million deaths and millions of newly documented cases monthly1. While the long-term implications of mild-to-moderate SARS-CoV-2 infection and the ramifications of “long-COVID” remains unclear, the infectivity and mutability of SARS-CoV-2 represents a substantial threat for years to come. The rapid emergence of new variants supports the need for continued development of next generation therapeutics. In addition, there are a significant number of patients unable or unwilling to take currently authorized or approved therapeutics. Existing treatment options are falling short due to safety concerns, lack of efficacy against new variants, significant drug-drug interactions, risk of viral rebound, limited access, and other factors. Notably, the most commonly prescribed oral therapy in the U.S. is contraindicated with dozens of commonly prescribed medications, leaving millions of patients with high unmet medical need vulnerable to severe COVID-19. Over 80% of adults over 60 are on at least 1 other medicine and over 30% are taking at least 5 other medicines.2 Many of these common, contraindicated drug classes should not be stopped or paused (e.g., blood thinners, antipsychotics, antidepressants and antiarrhythmics). These patients are at high risk of severe disease and left with unacceptable alternatives. New therapeutics are urgently needed to address this need, prepare for future variants, and advance care for all patients.

Availability of Other Information about Pardes Biosciences

Pardes Biosciences intends to use the Investors page of its website (https://ir.pardesbio.com) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Pardes Biosciences’ Investors website, in addition to following Pardes Biosciences’ press releases, Securities and Exchange Commission (SEC) filings, public conference calls, presentations and webcasts.

1 https://www.kff.org/coronavirus-covid-19/issue-brief/global-covid-19-tracker/

2 https://www.cdc.gov/nchs/data/databriefs/db347-h.pdf

Forward Looking Statement

This press release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “possible,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Pardes Biosciences ("Pardes"), may identify forward-looking statements. All statements that reflect Pardes’ expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the company’s future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters, including expectations that its current cash and cash equivalents on hand as of June 30, 2022, will be sufficient to fund operating expenses and capital expenditures into the second half of 2023; PBI-0451’s potential as a safe, well-tolerated and easy to prescribe SARs-CoV-2 oral antiviral treatment for all patients; and the planned timing and conduct of the company’s clinical trial program for PBI-0451. Forward-looking statements reflect Pardes’ current beliefs, expectations, and assumptions regarding the future of its business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Pardes believes are appropriate in the circumstances. Although Pardes believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Pardes can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Pardes’ actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Pardes’ ability to advance, obtain regulatory approval of and ultimately commercialize its product candidates; (ii) the timing and results of preclinical studies and clinical trials; (iii) Pardes’ ability to maintain financial resources necessary to continue its clinical trials, fund development goals and fund business operations; (iv) the impact of the COVID-19 pandemic on Pardes’ business, clinical trials, financial condition, liquidity and results of operations; (v) Pardes’ ability to protect its intellectual property; and (vi) other risks and uncertainties described under the heading “Risk Factors” in Pardes’ Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q to be filed for the quarter ended June 30, 2022, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Pardes on its website or otherwise. Pardes disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor Contacts:

Patrick O'Brien
pobrien@pardesbio.com

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com

Select Financial Information:

Pardes Biosciences, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$20,344	$6,266	$33,543	$9,711
General and administrative	7,591	1,874	15,817	2,955
Total operating expenses	27,935	8,140	49,360	12,666
Other income:
Other income, net	298	4	283	7
Net loss and comprehensive loss	$(27,637)	$(8,136)	$(49,077)	$(12,659)
Net loss per share, basic and diluted	$(0.48)	$(3.45)	$(0.86)	$(8.17)
Weighted-average number of common shares - basic and diluted	57,686,462	2,357,918	57,384,446	1,549,040

Pardes Biosciences, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$228,599	$268,678
Prepaid expenses and other current assets	5,254	6,581
Total current assets	233,853	275,259
Total assets	$233,853	$275,259
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,684	$2,385
Accrued expenses	9,537	6,580
Total current liabilities	11,221	8,965
Total liabilities	11,221	8,965
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	323,227	317,812
Accumulated deficit	(100,601)	(51,524)
Total stockholders' equity	222,632	266,294
Total liabilities and stockholders' equity	$233,853	$275,259